Exhibit 10.47

October 8, 2015

Ann Joyce
x xxxxxxx xxxxx
xxx, xx xxxxx

Dear Ann:

It is with great pleasure that we offer you the opportunity to join Chico's FAS, Inc. as our Executive Vice President, Chief Information Officer. As one of the top specialty retailers we offer tremendous opportunity for personal and professional growth. Please let this letter serve as an offer to join Chico's FAS, Inc. and your acceptance of that offer. The following will outline the specifics:
Position:              Executive Vice President, Chief Information Officer

Reports to:           David Dyer, President and CEO
Start Date:         To be determined

Base Salary:     $450,000.00 annually
Sign On Bonus:
$150,000 payable within 30 days of start date, less applicable taxes (contingent upon receipt of signed repayment agreement).
Bonus Plan:
Target of 60% of base salary earned during the FY15 performance period, which is contingent upon the achievement of corporate financial objectives. The terms of the bonus, including eligibility, payouts and objectives are subject to the Bonus Plan and may be modified from time to time. All payouts are based on fiscal year business results, prorated for time in role, and can vary from zero (0) to a maximum of 175% of your target bonus potential. Bonus is typically paid in March.
For FY15, you will be provided with a minimum bonus guarantee of $100,000 with a maximum bonus opportunity of 175% of your target bonus percent applied to eligible earnings for overall financial results of the company.
Restricted Stock:
You will be awarded a one-time, sign-on new hire grant targeted at $250,000 in value in the form of restricted stock. This will be issued following your date of hire. These shares will vest over a three-year period with one-third vesting each year on the anniversary of the grant date. The final number of shares delivered is subject the stock price on date of grant.

In the future, you will be eligible for annual equity grants beginning in 2016, subject to Board approval, targeted at $300,000 in value, delivered in the form of restricted stock and performance share units. The Restricted Stock shares will vest over a three-year period. The Performance Share Units will also vest over a three-year period, contingent upon the achievement of corporate financial objectives and could range from zero (0) to a maximum of 150% of target award.
Time Off:
You will be eligible for 20 days of Paid Time Off (PTO) for each full calendar year of employment. This is an accrued benefit that you start to earn on your date of hire.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Exhibit 10.47

Annual Review:
You will be eligible for the FY18 performance appraisal process.
You will also be eligible to participate in Chico’s FAS, Inc. comprehensive benefits program outlined below:

Group Insurance Program:
Medical/Dental/Vision Plans
Eligibility Date: Effective your first day of active employment

Life Insurance:
The company provides term insurance equal to 1X your base salary as well as accidental death and dismemberment insurance equal to 1X your base salary. Supplemental insurance is available for purchase.
Eligibility Date: Effective your first day of active employment

Short and Long Term Disability:
The company provides short and long term disability benefits.
Eligibility Date: Effective your first day of active employment

401(k) Plan:
You may participate with an eligible deferral of 1-100% of your compensation (subject to an IRS maximum), with a match of 50% of the first 6% of compensation you defer. Your 401(k) contributions may be subject to additional limitations under federal regulations. You will be able to roll over existing qualified funds immediately.
Eligibility Date: After 12 months of employment
Deferred Compensation:
As a highly compensated Associate of Chico's, you will be immediately eligible to participate in the Chico's Deferred Compensation Plan. You will have the opportunity to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). You may defer up to 80% of your base salary payable during the current calendar year, and up to 100% of your bonus for the applicable fiscal year.

Employee Stock Purchase Plan:
You will have an opportunity to purchase Chico’s FAS, Inc. stock directly from the company, two times a year, during the March and September Offering Periods.
Eligibility Date: First offering period following one month of employment

Executive Benefits
Disability Income Protection:
As an officer, you will be eligible for Chico’s FAS, Inc.’s Supplemental Disability Insurance program after 90 days of employment. This program provides an increased level of income protection should you become totally disabled. Full details of the program will be provided by the Benefits Department.

Annual Physical:
As an officer, you are eligible to have one company paid physical per year at the Mayo Clinic as part of our Health and Wellness program.

Child Care:
Chico's FAS is pleased to provide an early education and child development center located on campus. The center is operated by Bright Horizons Family Solutions Inc., a best in class child care provider. The center accommodates children from ages 6 weeks to 5 years. Summer program options are also available for children ages 5 to 12.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Exhibit 10.47

Relocation Benefits:
In order to ensure a successful relocation, you will be provided relocation assistance as detailed in the attached Tier I Relocation Program.  In accordance with this relocation policy, you will receive a miscellaneous allowance of $10,000 net of taxes.
We hope you view this opportunity as a chance to have a positive impact while enjoying a challenging and rewarding career. Nonetheless, please understand that Chico's FAS, Inc. is an at-will employer. That means that either you or the company are free to end the employment relationship at any time, with or without notice or cause. By accepting our offer of employment, you acknowledge the at-will nature of our relationship. This offer is contingent upon the successful completion of references and background check. Additionally, you represent that you are not a party to any agreement that would bar or limit the scope of your employment with us.

We are looking forward to having you on our team. Let me be the first to welcome you aboard! We are sure you will find it a challenging and rewarding experience. If you have any questions, please feel free to contact us at the number(s) indicated below.

Sincerely,

/s/ David Dyer
David F. Dyer
President and CEO

Contact Information

For questions, please call:
Sara Stensrud
EVP, Chief Human Resources Officer
xxx-xxx-xxxx or xxxxxxx.xxxxxx@xxxxxx.xxx

I accept the terms and conditions of the offer as outlined above:

Please return a signed copy

/s/ Ann Joyce
Ann Joyce

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200